Exhibit 10.1

Transition Agreement

This Transition Agreement made as of this 21st day of May 2007 (the “Effective Date”) by and between NitroMed, Inc. (“NitroMed” or “Company”) and L. Gordon Letts, Ph.D. (“Dr. Letts”).

WHEREAS, Dr. Letts has served the Company as its Chief Scientific Officer and Senior Vice President, Research and Development since May 1997, and also served the Company as its Vice President, Research from December 1993 to May 1997;

WHEREAS, Dr. Letts seeks to transition from the Company in order to pursue other opportunities unrelated to the Company’s business and operations; and

WHEREAS, the Company requires Dr. Letts’ continued services and input for a period of time to allow for the timely completion of his current assignments, to allow for an appropriate transition of duties, and for him to assist with certain corporate initiatives.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows.

1.     Resignation From Current Positions And Continued Part-Time Employment.  Dr. Letts will resign from his current positions and postings with the Company effective May 21, 2007 (the “Effective Date”).  Thereafter, he will continue for a period of twelve (12) months as an at-will, non-executive, part-time employee of the Company in the capacity of Scientific and Technology Advisor reporting to the Chief Executive Officer of the Company and he will be assigned certain strategic projects (the “Part-Time Period”).  As a part-time, non-executive employee, he will receive an annualized salary of $300,000.  As a part-time employee, Dr. Letts will be eligible to receive Company fringe benefits in accordance with applicable Company policies, practices, and plan documents.  As of the Effective Date, Dr. Letts will no longer be an executive officer of the Company and will no longer serve as a member of the executive team.  In addition, Dr. Letts will not be eligible to participate in the Company’s annual incentive program after the Effective Date nor shall he be eligible to participate in the Company’s Executive Severance Benefit Plan.  After the Effective Date, Dr. Letts shall be free to pursue such other opportunities as he desires, provided that such activities do not (a) compete or interfere with the Company’s business and/or (b) interfere with Dr. Letts’ obligations pursuant to this Transition Agreement and/or the other documents referenced herein (including, without limitation, the Invention and Non-Disclosure Agreement).

2.     Severance Benefits.  If the Part-Time Period is terminated by the Company without “Cause” as defined herein (excluding a termination in connection with a change in control of the Company, which shall be governed by the Retention Agreement referenced in paragraph 3), and provided that upon the cessation of the Part-Time Period (whether by early termination by the Company without cause or in accordance with the terms of the Agreement in the normal course) Dr. Letts executes and does not revoke the Release of Claims attached hereto as Exhibit A, Dr. Letts shall be entitled to receive: (i) in the case of an early termination of the Part-Time Period by the Company without Cause, (x) that portion of his annual salary

($300,000), less applicable taxes and withholding, that has not already been paid during the Part-Time Period, and (y) the salary and COBRA Benefit defined and set forth in paragraph 2(ii) (provided, however, that in no case shall such COBRA Benefit continue for a period longer than eighteen (18) months), and (ii) in the case of the conclusion of the Part-Time Period in the normal course (i.e., twelve (12) months after the Effective Date), (a) continuation of his then-current annual base salary ($300,000) for a period of twelve (12) months and (b) contributions to the cost of COBRA (Consolidated Omnibus Budget Reconciliation Act) coverage (the “COBRA Benefit”), provided that in the case of both clause (a) and clause (b) of this paragraph 2(ii), the salary continuation and COBRA Benefit shall only continue for a period of twelve (12) months from the conclusion of the Part-Time Period in the normal course.  For purposes of this Agreement, “Cause” shall be determined by the Company in its sole discretion, and can include, but is not limited to, (i) any act or omission by Dr. Letts that may have a material adverse effect on the Company’s business or on his ability to perform services for the Company, including, without limitation, the commission of any crime (other than ordinary traffic violations); or (ii) any willful misconduct or gross neglect of duties by Dr. Letts in connection with the business or affairs of the Company, including, but not limited to, misappropriation of Company assets, or failure to perform reasonable assigned duties as Scientific and Technology Advisor.

3.     Retention Agreement.  During the Part-Time Period, Dr. Letts will be eligible to receive the change of control benefits in accordance with the terms of the Agreement executed by him and the Company dated April 5, 2006 (the “Retention Agreement”).

4.     Termination of Benefits.  Except with respect to the COBRA Benefit, all benefits, including life insurance and long-term disability, will end upon the termination of the Part-Time Period.

5.     Options Vesting and Exercise Periods.   Simultaneously with the execution of this Transition Agreement, each of Dr. Letts’ outstanding option agreements, all of which are listed on Exhibit B hereto (collectively, the “Awards”), will be modified to provide that (a) upon the conclusion of the Part-Time Period in the normal course (i.e., twelve (12) months after the Effective Date), the period of exercisability of the vested portion of such options shall be two years following such cessation of employment and (b) in the case of an early termination of the Part-Time Period by the Company without Cause (excluding a termination in connection with a change in control of the Company, which shall be governed by the Retention Agreement referenced in paragraph 3), (i) any options covered by the Awards that would have vested during the Part-Time Period but for the early termination of the Part-Time Period will vest immediately as of the date of such early termination and (ii) the period of exercisability of the vested portion of such options shall equal the sum of (X) two years and (Y) the number of days remaining in the Part-Time Period following the date of the early termination of the Part-Time Period.  All other terms of the Awards shall remain in full force and effect.  While employed, Dr. Letts may be eligible to receive such future stock options grants as the Board of Directors of the Company shall from time to time deem appropriate and having such terms and conditions as are determined solely by the Company’s Board of Directors.

6.     Sale of Property.  If during the Part-Time Period, the Company enters into a definitive and binding agreement with a third party approved by the Company’s Board of

Directors relating to a transaction negotiated by Dr. Letts exclusively for the sale, licensing or co-promotion of any intellectual property rights of the Company (excluding BiDil, BiDil XR, NMI 3377 and any and all combination products thereof), the Company will pay Dr. Letts an amount equal to 1.5% of any upfront cash payment(s) (i.e., not including any milestone, royalty, earn-out payments or any other payments not received upfront) made by such third party to the Company less applicable taxes and withholdings, upon execution of a definitive and binding agreement pertaining to such sale, license or co-promotion arrangement; provided, however, that the terms of this paragraph shall not apply to (a) any transaction (i) which involves, as part of the transaction, the sale, licensing or co-promotion of BiDil, BiDil XR, NMI 3377 and any and all combination products thereof and (ii) the discussion and/or negotiation of which began prior to the Effective Date or (b) a merger of the Company or the sale of all or substantially all of the Company’s assets.  In the case of clause (a) of this paragraph 6, in the event such transaction occurs during the Part-Time Period, the Company and Dr. Letts will negotiate in good faith to agree on a reasonable sum to be paid to Dr. Letts.

7.     Section 409A.  It is intended that all payments under this Transition Agreement come within exceptions to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  The Transition Agreement and all related documents shall be interpreted and administered in accordance with that intention.  However, if any amount payable under this Transition Agreement is determined to be subject to Section 409A then such payments shall be administered in accordance with Section 409A; provided that the Company shall not be liable for any failures under this Section 5 that result in the payment of any taxes or other amounts due under the terms of Section 409A.  To the extent any amount subject to Section 409A is to be paid or provided to Dr. Letts in connection with a separation from service at a time when he is considered a specified employee within the meaning of Section 409A then such payment shall not be made until the date that is six months and one day following such separation from service, or in a lump sum upon his earlier death.

8.     Invention and Non-Disclosure Obligations.  In consideration of the benefits provided herein, Dr. Letts will execute the Company’s Invention and Non-Disclosure Agreement, attached hereto as Exhibit C, pursuant to which Dr. Letts shall agree, among other things, to keep confidential and not disclose any and all non-public information concerning the Company that he acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition.

9.     Return of Company Property.  Upon the termination of the Part-Time Period, Dr. Letts will return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in his possession or control, and that he will leave intact all electronic Company documents, including, but not limited to, those which he developed or helped develop during his employment.  Dr. Letts agrees that in the event that he discovers any other Company or proprietary materials in his possession after the separation from employment, he will immediately return such materials to the Company’s Human Resources Department.  Dr. Letts further confirms that he will have cancelled all accounts for his benefit, if any, in the

Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

10.   Release of Claims.  In consideration of the benefits provided for in this Transition Agreement, which Dr. Letts acknowledges he would not otherwise be entitled to receive, Dr. Letts hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Released Parties, including, but not limited to, any claims arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11216, Executive Order 11141, all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act , M.G.L. c. 149, § 105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of his employment with or separation from the Company (including any claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Transition Agreement prevents him from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that he acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

11.   Acknowledgment.  Dr. Letts acknowledges that he has been given at least twenty-one (21) days to consider this Transition Agreement and the Release of Claims at Exhibit A, and that the Company advises him to consult with an attorney of his own choosing prior to signing this Transition Agreement and Exhibit A.  Dr. Letts is advised that he may revoke his agreement for a period of seven (7) days after he signs it, and the release provided above shall not be effective or enforceable until the expiration of such seven (7) day revocation period.  Dr. Letts is advised and he understands and agrees that by entering into this agreement and signing it and the Releases of Claims he is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by

The Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

12.   Amendment.  This Transition Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This Transition Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

13.   No Waiver.   No delay or omission by either party in exercising any right under this Transition Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.   Validity.  Should any provision of this Transition Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Transition Agreement.

15.   Cooperation.  Dr. Letts agrees to cooperate with the Company in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company.  His cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness when reasonably requested by the Company at mutually agreeable times and at locations mutually convenient to you and the Company.

16.   Voluntary Assent.  Dr. Letts affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Transition Agreement, and that he fully understand the meaning and intent of this agreement.  Dr. Letts states and represents that he has had an opportunity to fully discuss and review the terms of this Transition Agreement and Exhibit A with an attorney.  Dr. Letts further states and represents that he has carefully read this Transition Agreement, including Exhibit A hereto, understand the contents therein, freely and voluntarily assent to all of the terms and conditions hereof, and signs his name of his own free act.

17.   Applicable Law.  This Transition Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  The parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Transition Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Transition Agreement or the subject matter hereof.

18.   Entire Agreement.  This Transition Agreement, together with Exhibit A, contains and constitutes the entire understanding and agreement between the parties hereto and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.  Nothing in this paragraph, however, shall modify, cancel or supersede Dr. Letts’s obligations set forth in paragraphs 10 and 11 above.

NITROMED, INC.		L. GORDON LETTS, Ph.D.

By:	/s/ Kenneth M. Bate	/s/ L. Gordon Letts, Ph.D.
Name: Kenneth M. Bate
Title: President and CEO

Date:	5/21/07	Date:	5/21/2007

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims forms a part of that certain Transition Agreement (the “Transition Agreement”) dated as of                            by and among L. Gordon Letts (“Dr. Letts”), and NitroMed, Inc. (collectively, the “Company”).

1.   Dr. Letts’s Release of Claims — In consideration of the payment of the benefits set forth in paragraph 2 of the Transition Agreement, which Dr. Letts acknowledges he would not otherwise be entitled to receive, he hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Released Parties, including, but not limited to, any claims arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., Section 806 of the Corporate Fraud Accountability Act of 2002, 18 U.S.C. § 1514(A), the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11216, Executive Order 11141, all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act , M.G.L. c. 149, § 105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options; and any claim or damage arising out of his employment with or separation from the Company (including any claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Release of Claims prevents him from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that he acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

2.  Company Release — The Company hereby fully, forever, irrevocably, and unconditionally releases, remises, and discharges Dr. Letts from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, contracts, agreements, promises, damages, liabilities, and expenses of any kind or nature, known or unknown, which the

Company ever had or has against him arising out of his employment with or separation from the Company.  Nothing herein shall be deemed to waive or release claims by the Company for any acts of dishonesty, moral turpitude, fraud, misappropriation, embezzlement or any knowing or willful violation of any applicable law, rule or regulation.

3.  Acknowledgement — Dr. Letts hereby acknowledges that he has been given at least twenty-one (21) days to consider the Transition Agreement, as well as this Exhibit A, and that the Company advises him to consult with any attorney of his own choosing prior to signing the Transition Agreement and this Exhibit A.  Dr. Letts is advised that he may revoke his acceptance of this Exhibit A during the period of seven (7) days after the execution of it, and this Exhibit A shall not become effective or enforceable, and no severance payments will be made pursuant to Paragraph 2 of the Transition Agreement, until this seven (7) day period has expired.  Dr. Letts is advised and he understands and agrees that by entering into this agreement and signing it and the Release of Claims he is waiving any and all rights or claims he might have under The Age Discrimination in Employment Act, as amended by The Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

4.  Non-Disparagement  — Dr. Letts understands and agrees that as a condition for payment to him of the consideration herein described, he shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs and financial condition.

5.  Applicable Law — This Release of Claims shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  Dr. Letts hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Transition Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Release of Claims or the subject matter hereof.

NitroMed, Inc.	L. Gordon Letts, Ph.D.

Name:
Title:
Date:	Date:

EXHIBIT B

The following table sets forth certain information concerning all outstanding equity awards held by Dr. Letts as of May 21, 2007.

Option Grant Date	Number of Securities Underlying Option (Execrcisable)	Number of Securities Underlying Option (Unexecrcisable)	Option Exercise Price ($)	Option Expiration Date
06/16/1999	3,465	0	1.30	06/16/2009
01/30/2001	24,660	0	2.00	01/30/2011
03/12/2002	65,000	0	2.00	03/12/2012
06/17/2003	41,250	13,750	2.00	06/17/2013
12/01/2003	56,250	18,750	7.98	12/01/2013
05/18/2004	18,750	6,250	7.55	05/18/2014
07/19/2004	31,250	31,250	10.21	07/19/2014
05/16/2005	42,500	42,500	14.99	05/16/2015
01/19/2006	8,600	25,800	12.02	01/19/2016
03/30/2006	43,000	0	8.06	03/30/2016
08/16/2006	0	40,000	2.84	08/16/2016
10/12/2006	0	35,000	2.17	10/12/2016

EXHIBIT C

INVENTION AND NON-DISCLOSURE AGREEMENT

This Agreement is made between NitroMed, Inc., a Delaware corporation (hereinafter referred to collectively with its subsidiaries as the “Company”), and (“Employee”).

In consideration of the employment of the continued employment of the Employee by the Company, the Company and the Employee agree as follows:

1.               Proprietary Information.

(a)   The Employee agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, presses, methods, techniques, formulas, compositions compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company.  The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his/her duties as an employee of the Company) without written approval by an officer of the company, either during or after his/her employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

(b)   The Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his/her custody or possession, shall be and are the exclusive property of the company to be used by the Employee only in the performance of his/her duties for the company.  All such materials or copies thereof and all tangible property of the company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (I) a request by the Company, or (ii) termination of his/her employment.  After such delivery, the Employee shall not retain any such materials or copies thereof or any such tangible property.

(c)   The Employee agrees that his/her obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his/her obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may  have disclosed or entrusted the same to the company or to the Employee.

2.               Developments.

(a)   Inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him/her or under his/her direction or jointly with others during his/her employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”.

(b)   The Employee agrees to assign and does hereby assign to the Company (or) any person or entity designated by the Company) all his/her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.  However, this paragraph 2(b) shall not apply to Developments which do  not relate to the present or planned business or research and development of the company and which are made and conceived by the Employee not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.  The Employee understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph 2(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes.  The Employee also hereby waives all claims to moral rights in any Developments.

(c)   The Employee agrees to cooperate fully with the Company, both during and after his/her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments.  The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interest in any development.  The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his/her agent and attorney-in-fact to execute any such papers on his/her behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

3.               Other Agreements.

The Employee hereby represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his/her employment with the Company or refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  The Employee further represents that his/her performance of all the terms of this Agreement wand as an employee of the Company does not and will not breach any other agreement to which the Employee is a party including but not limited to any agreement to keep in confidence proprietary information, knowledge or data acquired by the Employee in confidence or in trust prior to his/her employment with the Company, and the Employee will not disclose to the company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

4.               United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with the other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

5.               No Employment Contract.

The Employee understands that this Agreement does not constitute a contract of employment and does not imply that his/her employment will continue for any period of time.

6.               Miscellaneous.

(a)   The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any provision of this Agreement.

(b)   This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement.  This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company.  The Employee agrees that any change or changes in his/her duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(c)   This Agreement will be binding upon the Employee’s heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns.

(d)   No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any right.  A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(e)   The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

(f)    The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the company and are considered by the Employee to be reasonable for such purpose.  The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall be entitled to specific performance and other injunctive relief, and employee waives the claim or defense that the Company has an adequate remedy at law.  Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists.

(g)   This Agreement is governed by and will be construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts.  Any action, suit,

or other legal proceeding which is commenced to resolve any matter arising under or relating to any provisions of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Employee each consents to the jurisdiction of such a court.

(h)   Employee shall disclose the existence of the terms of this Agreement to any employer or other person that Employee may work for or be engaged by after the termination of his or her employment or engagement at the Company.  Employee agrees that the Company may, after notification to Employee, provide a copy of this Agreement to any business or enterprise (i) which Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which the Employee may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or other wise, or in connection with which Employee may use or permit Employee’s name to be used.  Employee to provide the names and addresses of any such persons or entities as the company may from time to time request.

THE EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

Signed By:             ___________________________

Printed Name:       ___________________________

Date:                       ___________________________